EXHIBIT D-1


                            COMMONWEALTH OF VIRGINIA

                                   BEFORE THE

                          STATE CORPORATION COMMISSION

APPLICATION OF                              )
                                            )
WASHINGTON GAS LIGHT COMPANY                )                CASE        NO.
PUA00_________                              )
and its                                     )
AFFILIATED INTERESTS                        )
                                            )
For approval of transactions                )
under Virginia Code, Title 56,              )
Chapters 4 and 5, related to the            )
formation of a holding company              )


                                   APPLICATION
                                   -----------

     Washington Gas Light Company ("Washington Gas" or "Company") and its affiliated interests hereafter identified (collectively referred to herein as "Applicants")1 hereby apply to the State Corporation Commission ("Commission" or "Virginia SCC") for authority to enter into certain transactions requiring approval under the Affiliates Act, Virginia Code ss.ss. 56-76, et seq., and the


---------
1 Shenandoah Gas Company ("Shenandoah Gas") is currently a wholly owned subsidiary of Washington Gas. However, Washington Gas and Shenandoah Gas (referred to jointly herein as "the Companies") filed a petition with the Commission on October 6, 1999, for authority to merge Shenandoah Gas into Washington Gas, which authority was granted, subject to certain conditions, by the Order Granting Authority issued by the Commission on December 22, 1999, in Case No. PUA990071. The Companies have also filed an application with the Federal Energy Regulatory Commission ("FERC") for all necessary approvals related to the merger of Shenandoah Gas into Washington Gas, which is currently pending in FERC Docket No. CP00-31-000. Washington Gas plans to merge Shenandoah Gas into Washington Gas as soon as it receives all necessary regulatory approvals and satisfies all conditions related to such transaction. Upon completion of the merger, Shenandoah Gas will become part of Washington Gas and no authorization will be required with respect to Shenandoah Gas in connection with the transactions contemplated herein. For purposes of this Application, Washington Gas has assumed that the merger will be completed prior to undertaking the transactions contemplated herein.


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                                      -2-


Utility Transfers Act, Virginia Code ss.ss. 56-88, et seq., in order to reorganize their corporate structure and to create a holding company. In addition, Washington Gas moves the Commission to modify certain Orders relating to the approval of certain affiliate agreements, as described herein. In support of this application, the Applicants represent as follows:

     1. Washington Gas is a public service company organized and existing under the laws of the Commonwealth of Virginia and the District of Columbia and is qualified to conduct business in Maryland. In Virginia, Washington Gas provides natural gas distribution service to more than 342,000 customers in Arlington, Fairfax, Loudoun and Prince William Counties, in the Cities of Alexandria, Fairfax, Falls Church and Manassas and in the Towns of Leesburg, Middleburg and Vienna. Washington Gas also provides natural gas distribution service to more than 502,000 customers in the District of Columbia and Maryland.

     2. Shenandoah Gas is a public service company organized and existing under the laws of the Commonwealth of Virginia. Shenandoah Gas currently provides natural gas distribution service to more than 11,000 customers in Clarke, Frederick, Shenandoah and Warren Counties, in the City of Winchester and in the Towns of Berryville, Middletown, New Market, Stephens City, Strasburg and Woodstock in Virginia. As noted in footnote 1 above, Washington Gas and Shenandoah Gas have received authorization from the Commission, subject to certain conditions, to merge Shenandoah Gas into Washington Gas and are awaiting authorization from FERC to undertake such transaction. Washington Gas expects to complete such merger prior to undertaking the reorganization described herein.


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                                  -3-


Upon completion of the merger, Washington Gas will provide service to the former customers of Shenandoah Gas through its Shenandoah Division at the same rates, and under the same terms and conditions, as currently provided by Shenandoah Gas.

     3. In addition to Shenandoah Gas, Washington Gas currently owns 100% of the outstanding shares of Crab Run Gas Company, Hampshire Gas Company, Washington Gas Resources Corp. ("WG Resources") and 50% of the outstanding voting units of Primary Investors, L.L.C. WG Resources in turn owns 100% of the outstanding shares of Washington Gas Consumer Services, Inc., ACI Industries, Inc., and Washington Gas Energy Services, Inc. ("WG Energy Services). WG Energy Services in turn owns 100 % of the outstanding shares of Brandywood Estates, Inc., Washington Gas Energy Systems, Inc. and Advanced Marketing Systems, Inc. Finally, Primary Investors, L.L.C. owns approximately 94% of Primary Service Group, L.L.C. These entities are referred to herein as the "affiliated interests." For an illustration of the present corporate structure of Washington Gas and its affiliated interests see page 9 of the Proxy Statement and Prospectus filed herewith as Schedule A.

     4. Washington Gas provides management and other services to Shenandoah Gas and the affiliated interests under Service Agreements approved by this Commission. A list of all of the existing Service Agreements between Washington Gas and its affiliated interests, including the Case Number and date of the Commission order approving all such Service Agreements, is filed herewith as Schedule B. Except for the existing Service Agreement between Washington Gas and Shenandoah Gas, which will be canceled effective upon the merger of Shenandoah


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                                   -4-


Gas with and into Washington Gas, the Applicants intend for the substantive terms of the existing Service Agreements between Washington Gas and the affiliated interests to remain in full force and effect following completion of the transactions described herein. Washington Gas requests authority to modify the recitals of each of the Service Agreements listed on Schedule B only as necessary to reflect the new relationship between Washington Gas and each of the affiliated interests, i.e., after the reorganization, Washington Gas and the affiliated interests will no longer be related as parent and subsidiary, but as "sister" subsidiaries of the new holding company.

     5. WGL Holdings, Inc. ("WGL Holdings") is a Virginia corporation and a wholly owned subsidiary of Washington Gas, which was formed on January 13, 2000, for the purpose of accomplishing the proposed merger and reorganization. WGL Holdings owns all of the outstanding common stock of Washington Gas Acquisition Co. ("Acquisition"), a Virginia corporation also formed on January 13, 2000, for the purpose of accomplishing the proposed merger and reorganization. Neither WGL Holdings nor Acquisition owns any utility assets or securities, or engages in any business at the current time.

     6. Washington Gas and its affiliates, together with WGL Holdings and Acquisition, intend to accomplish the proposed reorganization by entering into an Agreement and Plan of Merger and Reorganization whereby (i) Acquisition will be merged with and into Washington Gas (the "merger"), with Washington Gas being the surviving corporation; (ii) each share of Washington Gas Common Stock outstanding immediately prior to the effective time of the merger will be converted into an equal number of new shares of WGL Holdings Common Stock; (iii)


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                                  -5-


each share of Acquisition Common Stock outstanding immediately prior to the merger will be converted into shares of Washington Gas, resulting in WGL Holdings becoming the owner of all outstanding shares of Washington Gas Common Stock; and (iv) the shares of WGL Holdings Common Stock held by Washington Gas immediately prior to the merger will be canceled. As a result of the merger, WGL Holdings will become a holding company with Washington Gas as its wholly owned subsidiary. All of the Common Stock of WGL Holdings outstanding immediately after the merger will be owned by the former holders of Washington Gas Common Stock outstanding immediately prior to the merger. Subsequently, Washington Gas will transfer to WGL Holdings all of the outstanding Common Stock of the affiliated interests.

     7. Following the merger and reorganization, Washington Gas and the affiliated interests will each be wholly owned subsidiaries or investments of WGL Holdings and all of the outstanding common stock of WGL Holdings will be owned by the former Washington Gas shareholders. For an illustration of the proposed corporate structure of WGL Holdings and its affiliates following the merger and reorganization, see page 9 of the Proxy Statement and Prospectus filed herewith as Schedule A. Washington Gas will continue to provide natural gas distribution service to all of its customers in Virginia at the same rates, and under the same terms and conditions of service, as it currently provides such service. As noted above, following the merger of Shenandoah Gas into Washington Gas, Washington Gas will provide service to the former customers of Shenandoah Gas through its Shenandoah Division at the same rates, and under the same terms and conditions, as currently provided by Shenandoah Gas.

     8.  Except for the effect of the tranfer to WGL Holdings of all of the


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                                  -6-


outstanding Common Stock of the affiliated interests as noted in Paragraph 6 above, Washington Gas will maintain the same capital structure that existed prior to the reorganization following completion of the reorganization. Washington Gas Common Stock held by the Company's shareholders prior to the merger will be held by WGL Holdings. However, the Company's Preferred Stock will remain outstanding, except two convertible series, which have been called and, in accordance with their terms, were converted either to Common Stock or redeemed in cash effective February 1, 2000.2 All of the Company's debt securities will remain outstanding. In the future, equity capital will be obtained from WGL Holdings, but Washington Gas will issue debt securities to external sources directly on its own.

     9. Washington Gas is currently a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") by virtue of its ownership of 100% of the common stock of Shenandoah Gas. However, it is exempt from regulation by the Securities and Exchange Commission ("SEC") under Section 3(a)(2) of PUHCA, because it is "predominantly a public-utility company whose operations as such do not extend beyond the State in which it is organized and States contiguous thereto." Upon the merger of Shenandoah Gas with and into Washington Gas, Washington Gas will no longer be a holding company. However, following completion of the transactions described above, WGL Holdings will become a holding company under PUHCA and will register with the SEC pursuant to Section 5 of PUHCA.

---------
2 The two series of preferred stock that have been called include (i) the $4.36 Convertible Series, with 1,846 shares outstanding and a book value of $190,100 as of September 30, 1999, and (ii) the $4.60 Convertible Series, with 556 shares outstanding and a book value of $56,900 as of September 30, 1999.

     10. Although WGL Holdings will be a registered holding company under PUHCA, the SEC will have no jurisdiction over Washington Gas' rates and terms and conditions of utility service. Washington Gas will continue to be subject to the authority of the Virginia SCC with respect to the rates and terms and conditions of utility service provided to customers within Virginia.

     11. Neither Washington Gas nor any affiliate will assert in any forum that WGL Holdings' status as a registered holding company under PUHCA preempts Virginia law, including Virginia law relating to the transfer of utility assets, the determination of appropriate capital and corporate structure, and the establishment of retail rates. Should any other entity so assert, WGL Holdings, Washington Gas and all affiliates will, unless otherwise directed by the Virginia SCC, oppose such assertions.

     12. The proposed corporate restructuring will be in the public interest because the creation of a holding company will strengthen the Company's ability to compete effectively and provide superior service and value to customers and shareholders. The proposed new structure will support the vitality of the Company's regulated utility business, while also providing financial and regulatory flexibility necessary to respond quickly and effectively to changing industry and economic conditions. The holding company structure also enhances the Company's ability to maintain a clear separation between the costs and operation of unregulated activities and those of the regulated utility business. Washington Gas will continue to operate as the regulated local natural gas distribution company throughout Northern Virginia and the Washington, D.C. metropolitan area, providing safe and reliable public utility service and committed to improving the quality of life in the communities served by the Company.

     13. All of the parties to the Agreement and Plan of Merger and Reorganization qualify as "affiliated interests" of Washington Gas, as that term is defined at Va. Code ss. 56-76. The Agreement and Plan of Merger and Reorganization included as Appendix A to the Proxy Statement and Prospectus attached hereto as Schedule A is a true and correct copy of the form of the Agreement that is scheduled to be submitted for approval by Stockholders at the Annual Meeting to be held March 3, 2000. For the reasons explained in the preceding paragraph, the Agreement and Plan of Merger and Reorganization is in the public interest and the parties request approval of such agreement under Va. Code ss.ss. 56-77 and 56-84.

     14. Upon completion of the proposed restructuring, WGL Holdings will qualify as an "affiliated interest" of Washington Gas, as that term is defined at Va. Code ss. 56-76. The Applicants hereby request approval under Va. Code ss.ss. 56-77 and 56-84 of a proposed Service Agreement between WGL Holdings and Washington Gas that will cover officers, accounting, financial and statistical, corporate and legal, tax, marketing and advertising and other services as more fully set forth in the proposed Service Agreement to be provided by Washington Gas to WGL Holdings. A copy of the proposed Service Agreement is attached hereto as Schedule C.

     15. Pursuant to the Guidelines promulgated by the Commission's Division of Public Utility Accounting, a Transaction Summary under Chapter 4 of Title 56 of the Code of Virginia is attached hereto as Schedule D.

     16. The conversion of the outstanding shares of Washington Gas Common Stock into the right to receive, on a one-for-one basis, shares of WGL Holdings common stock on the merger effective date will result in a change of control of a public utility, requiring Commission approval under Va. Code ss. 56-88.1. The reorganization is in the public interest for the reasons stated above and, therefore, "adequate service to the public at just and reasonable rates will not be impaired or jeopardized" by granting the approvals requested herein. The Applicants hereby petition the Commission for authority to acquire and dispose of control of a public utility in order to effect the foregoing transactions and the proposed restructuring in whole, pursuant to Va. Code ss. 56-90.

     17. Pursuant to the Guidelines promulgated by the Commission's Division of Public Utility Accounting, a Transaction Summary under Chapter 5 of Title 56 of the Code of Virginia is attached hereto as Schedule E.

     18. The Applicants intend by this Application to obtain all authority and approvals required under Virginia law from the Commission in order to effect the proposed corporate restructuring as described herein. Applicants hereby request that the Commission provide all such authority and approvals.

     19. Upon completion of the restructuring described herein, Washington Gas will no longer hold the stock of any of its existing subsidiary companies, since all of its current subsidiaries will become subsidiaries of WGL Holdings. Accordingly, for the reasons explained below, Washington Gas moves the Commission to modify certain Orders approving affiliate agreements between Washington Gas and several of its subsidiaries, which contain restrictions that will no longer be necessary following the completion of the reorganization described herein.

     20. In the Order Granting Authority issued August 7, 1998 in Case No.


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                                  -10-


PUA980015,3 the Commission approved Service Agreements between Washington Gas and two subsidiaries: American Combustion, Inc. and American Combustion Industries, Inc. (together referred to as "ACI").4 ACI is a mechanical contractor engaged primarily in the installation and maintenance of gas-fired boilers and chillers and the conversion of oil-fired heating systems to gas for commercial and governmental customers. Primarily in connection with this work, ACI is also engaged in the removal of oil tanks and environmental remediation associated with the removal of oil tanks. In Ordering Paragraph (1) of the Order Granting Authority, the Commission stated in the last sentence thereof,

          The approval of the Service Agreement shall be on condition that in Virginia, ACI shall provide such services only to WGL's gas customers." 1998 Ann. Rept. at 191.

In an Order on Reconsideration issued on September 15, 1998,5 the Commission explained the basis for this restriction on the business activities of ACI in Virginia, stating that under Virginia Code ss. 13.1-620 D, Washington Gas may not undertake any other public service business or nonpublic service business in Virginia "except as may be related or incidental to its natural gas service business." 1998 S.C.C. Ann. Rept. at 192. The Commission found that this restriction applied, as well, to any subsidiary of Washington Gas, since "... what the law prohibits the Company from doing directly, it also prevents it from

---------
3 Order Granting Authority, Application of Washington Gas Light Company, Case No. PUA980015, 1988 S.C.C. Ann. Rept. 190 (1998).

4 American Combustion, Inc. was merged into American Combustion Industries, Inc., with American Combustion Industries, Inc. being the surviving corporation, effective March 30, 1999.

5 Order on Reconsideration, Application of Washington Gas Light Company, Case No. PUA980015, 1988 S.C.C. Ann. Rept. 192 (1998).

doing indirectly, through a subsidiary ...." (Id.). The Commission distinguished its holding in Case No. PUA970014,6 involving a proposed service agreement between Commonwealth Gas Services, Inc., a Virginia public service company, and a non-regulated "sister" affiliate, Columbia Service Partners, Inc. where it explicitly rejected application of the "related to or incidental to" limitation, based on the following rationale:

          "Since [Columbia] Service Partners is not a public service company, nor a subsidiary of a public service company, the statutory limitations on the activities of public service companies, contained inss.13.1-620 D, simply never come into play." 1998 S.C.C. Ann. Rept. at 192-193.

Following completion of the reorganization described herein, like Columbia Service Partners, ACI will no longer be a subsidiary of Washington Gas, a public service company. As a result, the restriction imposed on the activities of ACI in connection with the approval of the Service Agreement between Washington Gas and ACI in Case No. PUA980015 will no longer be appropriate. Therefore, Washington Gas moves the Commission to revise the Order Granting Authority issued in Case No. PUA980015 by eliminating the last sentence of Ordering Paragraph (1).

     21. In an Order Granting Approval issued May 14, 1998 in Case No. PUA970019,7 the Commission approved Service Agreements between Washington Gas and three subsidiaries: Washington Gas Resources Corp. ("Resources"), Washington

---------
6 Application of Commonwealth Gas Services, Inc. and Columbia Services Partners, Inc., Case No. PU970014, 1998 S.C.C. Ann. Rept. 149 (1998).

7 Order Granting Approval, Application of Washington Gas Light Company, Case No. PUA970019, 1988 S.C.C. Ann. Rept. 151 (1998).

Gas Consumer Services, Inc. ("Consumer Services") and Washington Gas Energy Systems, Inc. ("Energy Systems"). Resources serves as a holding company for the Company's non-utility operations. Consumer Services provides various consumer services, including the sale of miscellaneous consumer products and a Commercial Finance Program. Energy Systems provides the commercial market with methods and products for increasing the energy efficiency of buildings. In Ordering Paragraph (2) of the Order Granting Approval, the Commission stated that,

          "The Service Agreements are approved only to support the provision of miscellaneous consumer products, such as fire extinguishers, and Commercial Finance Program services provided by [Consumer Services] and the provision, to the commercial market, of methods and products for increasing energy efficiency of buildings such as conversion to natural gas operations by [Energy Services]. Subsequent Commission approval shall be required to support the provision of any additional services." 1998 S.C.C. Ann. Rept. at 151.

While the Commission did not explain the basis for these restrictions on the activities of these subsidiaries, it is apparent that they are similarly based on the "related to or incidental to" limitation of Virginia Code ss. 13.1-620 D. As noted above, following completion of the reorganization described herein, Consumer Services and Energy Systems will no longer be subsidiaries of Washington Gas. As a result, the restrictions imposed on the activities of these companies in Case No. PUA970019 will no longer be appropriate. Therefore, Washington Gas moves the Commission to revise the Order Granting Approval issued in Case No. PUA970019 by eliminating Ordering Paragraph (2).

     WHEREFORE, Applicants respectfully petition the Commission for the following relief:

     A. Grant all necessary authority, including all necessary approvals under Chapters 4 and 5 of Title 56 of the Virginia Code, in order to effect the proposed reorganization described herein, including:

         1.   Approval of the Agreement and Plan of Merger and Reorganization;

         2. Approval of the transfer of ownership of all of the Common Stock of Washington Gas from its current shareholders to WGL Holdings;

         3. Approval of the transfer of ownership of all of the Common Stock of the affiliated interests from Washington Gas to WGL Holdings;

         4. Approval of the Service Agreement between Washington Gas and WGL Holdings; and

         5. Authority to modify the recitals of each of the existing Service Agreements between Washington Gas and the affiliated interests listed on Schedule B only to reflect the new relationship between the Company and the affiliated interests as "sister" subsidiaries of WGL Holdings, rather than as parent and subsidiary.

     B. Revise the Order Granting Authority issued in Case No. PUA980015 by deleting the last sentence of Ordering Paragraph (1) thereof; and

     C. Revise the Order Granting Approval issued in Case No. PUA970019 by deleting Ordering Paragraph (2) thereof.

                                         Respectfully submitted,

                                         WASHINGTON GAS LIGHT COMPANY

                                         By: __________________________
                                             Adrian P. Chapman
                                             Vice President, Regulatory Affairs
                                               and Energy Acquisition



DISTRICT OF COLUMBIA, to wit:

         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Adrian P. Chapman, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.

                                                   -----------------------------
                                                            Notary Public

My Commission Expires: ______________________________



                                                   By: _________________________
                                                          Douglas V. Pope
                                                          Corporate Secretary

DISTRICT OF COLUMBIA, to wit:


         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Douglas V. Pope, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.

                                                   -----------------------------
                                                            Notary Public

My Commission Expires: ______________________________

                                                   Respectfully submitted,

                                                   WGL HOLDINGS, INC.

                                                   By: _________________________
                                                       Frederic M. Kline
                                                       Vice President and
                                                       Chief Financial Officer

DISTRICT OF COLUMBIA, to wit:


         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Frederic M. Kline, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.


                                                   -----------------------------
                                                            Notary Public

My Commission Expires: ______________________________



                                                   By: _________________________
                                                         Douglas V. Pope
                                                         Corporate Secretary


DISTRICT OF COLUMBIA, to wit:


         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Douglas V. Pope, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.


                                                   -----------------------------
                                                            Notary Public

My Commission Expires: ______________________________

                                                   Respectfully submitted,
                                                   WASHINGTON GAS ACQUISITION CO


                                                   By: _________________________
                                                       Frederic M. Kline
                                                       Vice President and
                                                       Chief Financial Officer

DISTRICT OF COLUMBIA, to wit:


         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Frederic M. Kline, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.


                                                   -----------------------------
                                                            Notary Public


My Commission Expires: ______________________________



                                                   By: _________________________
                                                        Douglas V. Pope
                                                        Corporate Secretary


DISTRICT OF COLUMBIA, to wit:


         I, _________________________________, Notary Public in and for the
district aforesaid, hereby certify that this day appear before me, Douglas V. Pope, who, after being first duly sworn, made oath and said that the matters contained in the foregoing Application and Schedules are true to the best of his knowledge and belief.

         Given under my hand and notarial seal this _____ day of February 2000.


                                                   -----------------------------
                                                            Notary Public


My Commission Expires: ______________________________

John K. Keane, Jr.
Donald R. Hayes
1100 H Street, N.W.
Washington, D.C.  20080
(202) 624-6507

Counsel for
Washington Gas Light Company

February 25, 2000

                                                           SCHEDULE D


                   APPLICATION OF WASHINGTON GAS LIGHT COMPANY
                    AND AFFILIATED INTERESTS FOR APPROVAL OF
              TRANSACTIONS UNDER VIRGINIA CODE, TITLE 56, CHAPTER 4

                         TRANSACTION SUMMARY - CHAPTER 4


1)   Describe in detail, the affiliate relationship among the parties involved.

Response:

         WGL Holdings is being established as a holding company, initially with five directly owned subsidiaries and seven indirectly owned subsidiaries. The directly- owned subsidiaries will include Washington Gas Light Company (including Shenandoah Gas Company, which will have been merged into Washington Gas prior to the completion of the instant transaction), Crab Run Gas Company, Hampshire Gas Company, Washington Gas Resources Corp. ("WG Resources") and Primary Investors, L.L.C. WGL Holdings will own 100% of the common stock of the first four of these directly-owned subsidiaries and 50% of the outstanding voting units of Primary Investors, L.L.C. WG Resources will own 100% of the common stock of Washington Gas Consumer Services, Washington Gas Energy Services ("WG Energy Services"), and ACI Industries. WG Energy Services will own 100% of the common stock of Brandywood Estates, Washington Gas Energy Systems and Advanced Marketing Systems. Finally, Primary Investors, L.L.C. owns approximately 94% of Primary Service Group L.L.C. Washington Gas is a public service corporation organized to provide natural gas service to customers in Arlington, Fairfax, Loudoun and Prince William Counties, in the Cities of Alexandria, Fairfax, Falls Church and Manassas and in the towns of Leesburg, Middleburg and Vienna. After the merger of Shenandoah Gas into Washington Gas, it will also serve, through the Shenandoah Division, the area currently served by Shenandoah Gas, including Clarke, Frederick, Shenandoah and Warren Counties, the City of Winchester and the towns of Berryville, Middletown, New Market, Stephens City, Strasburg and Woodstock.

         An illustration of the proposed corporate structure of Washington Gas and its affiliated interests is shown on page 9 of the Proxy Statement and Prospectus filed as Schedule A to the Application.

2) Describe the conditions and terms of the agreement, including rights of the parties to cancel and renewability.

Response:

         The terms of the Agreement and Plan of Merger and Reorganization are described in the Application. The Agreement is subject to approval by this Commission and by the shareholders of Washington Gas. Upon the receipt of all necessary approvals, the reorganization will be implemented.

         With respect to the proposed Service Agreement between Washington Gas and WGL Holdings, Washington Gas proposes to provide services as set forth in the Service Agreement. The Service Agreement is identical to Service Agreements between Washington Gas and its affiliates that were first approved by the Commission in 1988 in Case No. PUA880021 and have been approved in subsequent cases, including Case Nos. PUA970019, PUA980015 and PUA990019 and are currently in effect.

         The proposed services include officers, accounting, financial and statistical, corporate and legal, tax, marketing and advertising and other services as more fully set forth in the proposed Service Agreement. The services are to be provided at cost, which approximates market.

         The Service Agreement may be terminated upon 30 days written notice by either party to the other; it will also terminate automatically in the event that performance under the Agreement may conflict with any rule, regulation or order of any state or federal regulatory agency having jurisdiction over Washington Gas or the affiliate, or if the Service Agreement shall become invalid or illegal under any state law or under any rule, regulation or order of any state commission or other state body having jurisdiction over the matter.

3) Why is the utility company providing the service(s)/good(s)? What are the current or prior arrangements? Provide specific details.

Response:

         Washington Gas proposes to provide services to WGL Holdings because Washington Gas has established means of performing such services and WGL Holdings does not have the same resources. Therefore, these services can be provided more efficiently by Washington Gas than WGL Holdings. There are no prior arrangements with WGL Holdings.

4) Show that the utility is receiving compensation equal to or greater than that received from non-affiliates where such service(s)/good(s) are provided to affiliates and non-affiliates. Where such service(s)/good(s) are provided to affiliates only, such pricing should be at the higher of cost or market. Show that this is true for the proposed arrangement or provide justification as to why the above guideline should not apply.

Response:

         The services to be provided to WGL Holding are not being provided by Washington Gas to non-affiliates. Services not being provided to non-affiliates will be provided to WGL Holdings at cost, which approximates market.

5) How are the associated costs to be charged or allocated? Detailed descriptions must be provided.

Response:

         Direct labor costs for all time devoted to WGL Holdings' business and other costs incurred related to its business will be directly assigned to WGL Holdings. The cost of indirect labor, employee benefits, and overhead will be allocated using the same methodology employed in the report of affiliate transactions filed with the Commission by Washington Gas each year.

6) Provide assurance through safeguards in place that no unregulated affiliate will be subsidized by the regulated company as a result of the proposed transaction.

Response:

         Accounting systems and procedures Washington Gas currently has in place applicable to affiliate transactions will assure that costs are properly assigned and accounted for separately from the regulated activities of Washington Gas.

7) Provide assurances that the utility is not exposing itself to greater business risk as a result of the proposed arrangement. If the utility is being exposed to a greater degree of business risk, show how the arrangement would be in the public interest in spite of the additional risk exposure.

Response:

         With respect to the proposed Agreement and Plan of Merger and Reorganization, the proposed reorganization is a means to further insulate the utility from business risk of the non-regulated affiliates. Because the non-regulated business of the holding company will be conducted through separate subsidiaries, any liabilities incurred by those subsidiaries will not constitute liabilities of the utility subsidiary. The corporate separation also insures that all costs of a particular non-regulated subsidiary will be charged to that subsidiary and not allocated to the utility subsidiary.

8) Show that the agreement or arrangement is not detrimental to the Virginia ratepayers. How is the transaction in the public interest? Be specific.

Response:

         With respect to the proposed Agreement and Plan of Merger and Reorganization, the proposed reorganization will not be detrimental to Virginia ratepayers. As mentioned in the response to item number 7 above, the proposed holding company structure leaves Washington Gas virtually unchanged since it will continue to operate as a regulated utility, maintaining the necessary operating systems to ensure safe and reliable public utility service. The proposed holding company structure provides for the insulation of customers of Washington Gas from the risks of the non-regulated businesses. Furthermore, the holding company structure will facilitate the planning of financings best suited to the particular needs and circumstances of the separate businesses and thus should improve financing alternatives.

         With respect to the proposed Service Agreement and affiliate transactions for which approval is sought in this application are not essentially different than those which have been approved in the past. The Commission has had more than 11 years of experience with the operation of those arrangements and can be assured, based on that experience, that the arrangements are not detrimental to Virginia ratepayers.

9) Show that the arrangement will not cause the utility to become involved in a long term captive relationship.

  Response:

         With respect to the proposed Service Agreement, see the Response to Question No. 2 above.


10) Cost should be directly assigned where possible. Direct charge allocation should be emphasized for labor and other costs that can be identified with a specific activity. Allocations based on a general allocator should be limited to 5% of total charges if at all possible. If such assignments deviate from the above guidelines, provide justification for such deviation.

Response:

         Not applicable.


11) Goods or services provided to an affiliate should be at the tariffed rate. If this is not the case here, explain.

Response:

         Not applicable.

                                                           SCHEDULE E

                   APPLICATION OF WASHINGTON GAS LIGHT COMPANY
                    AND AFFILIATED INTERESTS FOR APPROVAL OF
              TRANSACTIONS UNDER VIRGINIA CODE, TITLE 56, CHAPTER 5

                         TRANSACTION SUMMARY - CHAPTER 5

1) Provide a copy of the agreement signed by the president or any vice president and the secretary or any assistant secretary of the company.

Response:

         A true and correct copy of the form Agreement and Plan of Merger and Reorganization is attached as Appendix A to the Proxy Statement and Prospectus, which is attached to the Application as Schedule A. The form Agreement and Plan of Merger and Reorganization will be submitted for approval by Stockholders of Washington Gas at the Annual Meeting to be held March 3, 2000.

2)   Provide a clear summarization of the asset(s) in question.

Response:

         This Application relates to transactions in securities, rather than to the assets owned by Washington Gas.

3) Describe the proposed procedure and the terms and conditions of the transactions to include:

         a) Historical and current use of the property;

         b) Proposed use of the property;

         c) Original cost of the property;

         d) Proposed sales price of the property and method of determining the price; and

         e) Proposed accounting treatment of the transaction as well as current recording on company's books and records.

Response:

         a) All utility assets of Washington Gas (including the Shenandoah Division after completion of the merger of Shenandoah Gas with and into Washington Gas) involved in the proposed transaction have been used to provide natural gas utility service to customers in portions of Virginia and Maryland and in the District of Columbia.

         b) All utility assets of Washington Gas (including the Shenandoah Division after completion of the merger of Shenandoah Gas with and into Washington Gas) involved in the proposed transaction will continue to be used to provide natural gas utility service to customers in portions of Virginia and Maryland and in the District of Columbia.

         c) The original cost of the property is not applicable, since the ownership of assets will remain unchanged.

         d) All assets are valued at the current booked amount.

         e) The transaction will involve the transfer of the equity ownership of Washington Gas from its current shareholders. The transactions are straightforward and will involve standard accounting practices for equity transactions.

4) Provide assurances that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by the proposed transfer.

Response:

         Adequate service to the public at just and reasonable rates will not be impaired or jeopardized by the proposed transfer. Customers of Washington Gas (including the Shenandoah Division after completion of the merger of Shenandoah Gas with and into Washington Gas) will see no change in regulated rates or service offerings as a result of the proposed transfer. At the time of the next Washington Gas Light Company rate case or Annual Informational Filing, whichever comes first, the Commission and its Staff will have the opportunity to fully audit the data of Washington Gas and the Shenandoah Division.

5) Show that the sales price was arms-length and that the purchase will result in a direct benefit to customers.

Response:

         The transaction at issue constitutes a restructuring, and does not involve a sale or purchase of assets. For a discussion of the benefits to customers, see the response to Question No. 8 of Schedule D.

6) Provide schedule of plant, book depreciation, and contributed property related to assets to be acquired up to current date (of date of purchase, if acquisition has taken place).

Response:

         A schedule of plant, book depreciation, and contributed property related to assets to be acquired up to current date (of date of purchase, if acquisition has taken place) is not applicable, because this is an acquisition of securities rather than assets.

7) Provide complete financial statements, to include Balance Sheet, Income Statement and Cash Flow Statement, for the latest twelve-month period and for the last five years.

Response:

         The requested financial statements are included as Attachment 1 to this Transaction Summary.

8)   Are invoices available to verify plant figures? If not, why not?

Response:

         Invoices to verify plant figures are not applicable to the requested transaction.

9) In addition to the items described above, for applications requesting approval of the acquisition/disposition of control, address the anticipated impact of such action on the regulated company's rates and service, capital structure, and access to capital and financial markets. Discuss favorable and unfavorable economic impacts on the State of Virginia to include employee levels, facilities, and services provided. Will an additional investment be required to improve service quality? Provide specific details on improvements needed. Provide the anticipated impact on rates of such improvements currently and for the next ten years.

Response:

         There will be no immediate impact on rates and service, capital structure or access to capital and financial markets. In the future, the restructuring will permit the continuing use of economies of scale and increased financial flexibility. Likewise, there will be no immediate impacts on employee levels, facilities and other interests of the Commonwealth of Virginia. In the long term, the public interest will be served by permitting a strengthened public utility to serve customers, and by separating non-regulated businesses and permitting them increased flexibility.

                                                             SCHEDULE E
                                                           ATTACHMENT 1

  Consolidating Income Statements at

         Fiscal Year Ended September 30, 1999
         Fiscal Year Ended September 30, 1998
         Fiscal Year Ended September 30, 1997
         Fiscal Year Ended September 30, 1996
         Fiscal Year Ended September 30, 1995



  Consolidating Balance Sheets at

         Fiscal Year Ended September 30, 1999
         Fiscal Year Ended September 30, 1998
         Fiscal Year Ended September 30, 1997
         Fiscal Year Ended September 30, 1996
         Fiscal Year Ended September 30, 1995



  Consolidated Cash Flows at

         Fiscal Year Ended September 30, 1999
         Fiscal Year Ended September 30, 1998
         Fiscal Year Ended September 30, 1997
         Fiscal Year Ended September 30, 1996
         Fiscal Year Ended September 30, 1995